Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2018 SECOND QUARTER RESULTS

Second Quarter Highlights:

•	Diluted earnings per share of $0.53, or $0.54 adjusted*, on a 12.2% increase in GAAP net earnings over the prior year

•	Year-to-date operating cash flow of $93.7 million; Free Cash Flow* of $77.9 million

•	Consolidated backlog of $969.0 million, a 30.6% increase since year end

•	Distribution operating margin of 4.7% on a sales increase of 3.9%

•	Aerospace operating margin of 12.7%, or 13.7% adjusted*, on sales of $178.6 million

BLOOMFIELD, Conn. (August 8, 2018) - Kaman Corp. (NYSE:KAMN) today reported financial results for the second fiscal quarter ended June 29, 2018, as follows:

Table 1. Summary of Financial Results (unaudited)
In thousands except per share amounts	For the Three Months Ended
	June 29, 2018	June 30, 2017	Change
Net sales:
Distribution	$289,523	$278,706	$10,817
Aerospace	178,606	170,300	8,306
Net sales	$468,129	$449,006	$19,123

Operating income:
Distribution	$13,546	$15,657	$(2,111)
% of sales	4.7%	5.6%	(0.9)%
Aerospace	22,741	25,712	(2,971)
% of sales	12.7%	15.1%	(2.4)%
Net gain (loss) on sale of assets	1,525	(15)	1,540
Corporate expense	(16,937)	(14,828)	(2,109)
Operating income	$20,875	$26,526	$(5,651)

Adjusted EBITDA*:
Net earnings	$15,094	$13,458	$1,636
Adjustments	19,718	24,487	(4,769)
Adjusted EBITDA*	$34,812	$37,945	$(3,133)
% of sales	7.4%	8.5%	(1.1)%

Earnings per share:
Diluted earnings per share	$0.53	$0.48	$0.05
Adjustments	0.01	—	0.01
Adjusted Diluted Earnings per Share*	$0.54	$0.48	$0.06

Neal J. Keating, Chairman, President and Chief Executive Officer, commented, “Our second quarter results benefited from increased demand across our broad Aerospace product offerings and continued organic sales growth at Distribution. As we look to the remainder of the year we remain encouraged by the underlying performance of both of our operating segments.

At Distribution, we have completed a significant portion of our national account onboarding processes, which we expect will lead to stronger sales in the second half of the year. As a result, we are increasing our expectations for organic sales growth for the full year to 5% to 8%. Operating margin for the segment was below expectations as a number of items impacted performance for the second quarter, including lower vendor incentives, higher than anticipated group health and employee costs, and increased freight costs. In addition, we began to implement restructuring actions to improve organizational effectiveness while reducing selling, general and administrative costs. These actions are expected to result in approximately $0.6 million of additional expense in 2018 and generate annual savings of approximately $2.5 million.

At Aerospace, we won a number of contract awards that contributed to our backlog of $825 million at quarter end. We expect to conclude deliveries on Option 13 of our JPF USG Contract in the near term and continue to work through our more than $400 million of backlog for this product. Demand for the JPF remains strong, as evidenced by our recently announced $69.4 million USG order and we are working on a number of other significant new opportunities. We expect an increase in sales and margin for the remainder of the year at Aerospace as the sales mix shifts to higher margin JPF and specialty bearings products which are both benefiting from the strong order intake we have seen through the first half of the year."

Chief Financial Officer, Robert D. Starr, commented, "We continued to generate strong cash flow in the second quarter leading to year-to-date cash flow from operations of $93.7 million and Free Cash Flow* of $77.9 million. As we discussed last quarter, we made an additional $10.0 million discretionary pension contribution in April bringing our year to date contributions to $20.0 million. We received a favorable tax benefit for the second quarter contribution and as a result recorded a discrete benefit in the period which helped lower our second quarter effective tax rate to 18.6%. Similar to the first quarter, sales and earnings in the second quarter benefited from the adoption of the new revenue standard.

We are revising our outlook for the year to reflect the performance we achieved through the first half of 2018. For Aerospace we are tightening up our sales range and now expect sales in the range of $755 million to $775 million, while increasing our expectations for operating margin to 15.9% to 16.1%, or 16.6% to 16.8% when adjusted for the $5.5 million of anticipated restructuring costs. This new range implies a significant increase in margins in the back half of the year and is primarily due to the expected increase in sales of JPF and specialty bearings products, and the benefit from our restructuring actions.

At Distribution, our prior sales outlook for the year implied an organic growth rate of 3% to 7%. To-date we have seen organic growth of 4.2% and with the completion of a significant portion of our onboarding processes for our new national accounts we are raising our full year sales expectations at Distribution to a range of $1,135 million to $1,170 million. We are lowering our expectations for operating margin at Distribution to reflect a shift in the anticipated sales mix, the anticipated cost of the restructuring activities and the impact from the forecasted continuation of increased group health costs for the remainder of the year. We now expect operating margin in the range of 4.8% to 5.0%, or 4.9% to 5.1% when adjusted for the $0.6 million of restructuring costs. We expect to realize a portion of the benefit from these restructuring actions in 2018 and this, when coupled with improved leverage from the anticipated increase in organic sales, provides us with confidence that operating margins will increase in the back half of the year.

Looking at the remainder of the outlook, we are revising our expectations for Corporate expense and the effective tax rate for the year. The trends in employee related and group health costs that impacted Distribution are also impacting our expectations for Corporate expense, which we now expect to be $60.0 million, $1.0 million higher than our previous outlook.

We are revising our expectations for the full year tax rate from 25.5% to 26.5% to 24.5% to account for the discrete benefit we received from the additional pension contribution in the second quarter. We are evaluating the benefits of making another discretionary pension contribution in the third quarter which would also allow us to receive a favorable tax benefit. If we make this contribution in the third quarter we would expect to record an additional discrete tax benefit in the third quarter; however, the potential cash outlay in the third quarter and the related tax benefit have not been included in our current outlook for the year.

Finally, we are making a minor revision to our expected weighted average diluted shares outstanding from 28.0 million to 28.2 million."

2018 Outlook
The Company's revised 2018 outlook is as follows:

•	Distribution:

◦	Sales of $1,135 million to $1,170 million

◦	Operating margins of 4.8% to 5.0%, or 4.9% to 5.1% when adjusted for the $0.6 million of restructuring costs

◦	Depreciation and amortization expense of approximately $15.0 million

•	Aerospace:

◦	Sales of $755.0 million to $775.0 million

◦	Operating margins of 15.9% to 16.1%, or 16.6% to 16.8% when adjusted* for approximately $5.5 million in anticipated restructuring and transition costs

◦	Depreciation and amortization expense of approximately $24.0 million

•	Interest expense of approximately $20.0 million

•	Corporate expenses of approximately $60.0 million

•	Net periodic pension benefit of approximately $12.5 million

•	Estimated annualized tax rate of approximately 24.5%

•	Consolidated depreciation and amortization expense of approximately $43.0 million

•	Capital expenditures of approximately $35.0 million

•
Cash flows from operations in the range of $185.0 million to $210.0 million; Free Cash Flow* in the range of $150.0 million to $175.0 million, which includes $20 million of discretionary pension contributions

•	Weighted average diluted shares outstanding of 28.2 million

Please see the MD&A section of the Company's Form 10-Q filed with the Securities and Exchange Commission concurrently with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, August 9, 2018, at 8:30 AM ET. Listeners may access the call live by telephone at (844) 473-0975 and from outside the U.S. at (562) 350-0826 using the

Conference ID: 1088169; or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or (404) 537-3406 using the Conference ID: 1088169. In its discussion, management may reference certain non-GAAP financial measures related to company performance. A reconciliation of that information to the most directly comparable GAAP measures is provided in this release.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 220 customer service centers including five distribution centers across the U.S. and Puerto Rico. Kaman offers more than five million items including electro-mechanical products, bearings, power transmission, motion control and electrical and fluid power components, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

Table 2. Summary of Segment Information (in thousands) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Net sales:
Distribution	$289,523	$278,706	$573,455	$550,324
Aerospace	178,606	170,300	358,001	334,623
Net sales	$468,129	$449,006	$931,456	$884,947

Operating income:
Distribution	$13,546	$15,657	$25,380	$27,073
Aerospace	22,741	25,712	45,403	41,742
Net gain (loss) on sale of assets	1,525	(15)	1,588	5
Corporate expense	(16,937)	(14,828)	(30,772)	(28,805)
Operating income	$20,875	$26,526	$41,599	$40,015

Table 3. Depreciation and Amortization by Segment (in thousands) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Depreciation and Amortization:
Distribution	$3,428	$3,862	$6,934	$7,895
Aerospace	6,202	5,795	12,512	11,533
Corporate	834	896	1,679	1,881
Consolidated Total	$10,464	$10,553	$21,125	$21,309

Non-GAAP Measures Disclosure

Management believes that the Non-GAAP (i.e. Financial measures that are noted computed in accordance with Generally Accepted Accounting Principles) financial measures identified by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this release and other disclosures as follows:

Organic Sales - Organic Sales is defined as "Net Sales" less sales derived from acquisitions completed during the preceding twelve months. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, which can obscure underlying trends. We also believe that presenting Organic Sales separately for our segments provides management and investors with useful information about the trends impacting our segments and enables a more direct comparison to other businesses and companies in similar industries. Management recognizes that the term "Organic Sales" may be interpreted differently by other companies and under different circumstances. No other adjustments were made during the three-month and six-month fiscal periods ended June 29, 2018 and June 30, 2017. The following table illustrates the calculation of Organic Sales using the GAAP measure, "Net Sales".

Table 4. Organic Sales (in thousands) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Distribution
Net sales	$289,523	$278,706	$573,455	$550,324
Acquisition Sales	—	—	—	—
Organic Sales	$289,523	$278,706	$573,455	$550,324
Aerospace
Net sales	$178,606	$170,300	$358,001	$334,623
Acquisition Sales	—	—	—	—
Organic Sales	$178,606	$170,300	$358,001	$334,623
Consolidated
Net sales	$468,129	$449,006	$931,456	$884,947
Acquisition Sales	—	—	—	—
Organic Sales	$468,129	$449,006	$931,456	$884,947

Organic Sales per Sales Day - Organic Sales per Sales Day is defined as GAAP "Net sales of the Distribution segment" less sales derived from acquisitions completed during the preceding twelve months divided by the number of Sales Days in a given period. Sales days ("Sales Days") are the days that the Distribution segment's branch locations were open for business and exclude weekends and holidays. Management believes Organic Sales per Sales Day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of Sales Days differs.

The following table illustrates the calculation of Organic Sales per Sales Day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Consolidated Financial Statements” included in the Company's Form 10-Q filed with the Securities and Exchange Commission on August 8, 2018.

Table 5. Distribution - Organic Sales Per Sales Day (in thousands, except days) (unaudited)		For the Three Months Ended		For the Six Months Ended
		June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017

Current period
Net sales		$289,523	$278,706	$573,455	$550,324
Sales days		64	64	128	128
Sales per Sales Day for the current period	a	$4,524	$4,355	$4,480	$4,299

Prior period
Net sales from the prior year		$278,706	$286,052	$550,324	$574,716
Sales days from the prior year		64	64	128	129
Sales per Sales day from the prior year	b	$4,355	$4,470	$4,299	$4,455

% change	(a-b)÷b	3.9%	(2.6)%	4.2%	(3.5)%

Table 6. Distribution - Sales Days
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Distribution Sales Days
2018 Sales Days by quarter	64	64	63	62
2017 Sales Days by quarter	64	64	62	62
2016 Sales Days by quarter	65	64	63	61

Adjusted EBITDA - Adjusted EBITDA is defined as net earnings before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. Adjusted EBITDA differs from net earnings, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization, other expense (income), net and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and new ERP systems, which we have adjusted for in Adjusted EBITDA. Adjusted EBITDA also does not give effect to cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other expense (income), net and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. Adjusted EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP. No other adjustments were made during the three-month and six-month fiscal periods ended June 29, 2018 and June 30, 2017. The following table illustrates the calculation of Adjusted EBITDA using GAAP measures:

Table 7. Adjusted EBITDA (in thousands) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Adjusted EBITDA
Consolidated Results
Sales	$468,129	$449,006	$931,456	$884,947

Net earnings	$15,094	$13,458	$29,160	$19,749

Interest expense, net	$5,002	$6,122	$10,354	$10,282
Income tax expense	3,457	7,881	8,134	11,797
Other expense (income), net	361	(69)	19	(228)
Depreciation and amortization	10,464	10,553	21,125	21,309
Other Adjustments:
Restructuring and severance costs	1,954	—	3,647	—
Gain on the sale of land	(1,520)	—	(1,520)	—
Adjustments	$19,718	$24,487	$41,759	$43,160

Adjusted EBITDA	$34,812	$37,945	$70,919	$62,909
Adjusted EBITDA margin	7.4%	8.5%	7.6%	7.1%

Free Cash Flow - Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Free Cash Flow internally to assess overall liquidity. The following table illustrates the calculation of Free Cash Flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows included in this release.

Table 8. Free Cash Flow (in thousands) (unaudited)
	For the Six Months Ended	For the Three Months Ended	For the Three Months Ended
	June 29, 2018	March 30, 2018	June 29, 2018
Net cash provided by operating activities	$93,742	$56,913	$36,829
Expenditures for property, plant & equipment	(15,812)	(6,422)	(9,390)
Free Cash Flow	$77,930	$50,491	$27,439

Table 9. Free Cash Flow - 2018 Outlook (in millions)	2018 Outlook
Free Cash Flow:
Net cash provided by operating activities	$185.0	to	$210.0
Less: Expenditures for property, plant and equipment	(35.0)	to	(35.0)
Free Cash Flow	$150.0	to	$175.0

Debt to Capitalization Ratio - Debt to Capitalization Ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Current portion of long-term debt” plus “Long-term debt, excluding current portion”. Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that Debt to Capitalization Ratio is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of Debt to Capitalization Ratio using GAAP measures from the Condensed Consolidated Balance Sheets included in this release.

Table 10. Debt to Capitalization Ratio (in thousands) (unaudited)
	June 29, 2018	December 31, 2017
Current portion of long-term debt	$8,125	$7,500
Long-term debt, excluding current portion, net of debt issuance costs	316,168	391,651
Debt	$324,293	$399,151
Total shareholders' equity	642,772	635,656
Capitalization	$967,065	$1,034,807
Debt to Capitalization Ratio	33.5%	38.6%

Adjusted Net Earnings and Adjusted Diluted Earnings Per Share - Adjusted Net Earnings and Adjusted Diluted Earnings per Share are defined as GAAP "Net earnings" and "Diluted earnings per share", less items that are not indicative of the operating performance of the business for the periods presented. These items are included in the reconciliation below. Management uses Adjusted Net Earnings and Adjusted Diluted Earnings per Share to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share using “Net earnings” and “Diluted earnings per share” from the “Consolidated Statements of Operations” included in the Company's Form 10-Q filed with the Securities and Exchange Commission on August 8, 2018.

Table 11. Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(In thousands except per share amounts) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Adjustments to Net Earnings, pre tax
Restructuring and severance costs at Aerospace	$1,804	$—	$3,497	$—
Restructuring and severances costs at Distribution	150	—	150	—
Gain on the sale of land	(1,520)	—	(1,520)	—
Adjustments, pre tax	$434	$—	$2,127	$—

Tax Effect of Adjustments to Net Earnings
Restructuring and severance costs at Aerospace	$451	$—	$874	$—
Restructuring and severances costs at Distribution	38	—	38	—
Gain on the sale of land	(380)	—	(380)	—
Tax effect of Adjustments	$109	$—	$532	$—

Adjustments to Net Earnings, net of tax
GAAP Net Earnings, as reported	$15,094	$13,458	$29,160	$19,749
Restructuring and severance costs at Aerospace	1,353	—	2,623	—
Restructuring and severances costs at Distribution	112	—	112	—
Gain on the sale of land	(1,140)	—	(1,140)	—
Adjusted Net Earnings	$15,419	$13,458	$30,755	$19,749

Calculation of Adjusted Diluted Earnings per Share
GAAP diluted earnings per share	$0.53	$0.48	$1.03	$0.70
Restructuring and severance costs at Aerospace	0.05	—	0.09	—
Restructuring and severances costs at Distribution	—	—	—	—
Gain on the sale of land	(0.04)	—	(0.04)	—
Adjusted Diluted Earnings per Share	$0.54	$0.48	$1.08	$0.70

Diluted weighted average shares outstanding	28,349	27,842	28,258	28,370

Adjusted Net Sales and Adjusted Operating Income - Adjusted Net Sales is defined as net sales, less items not indicative of normal sales, such as revenue recorded related to the settlement of claims. Adjusted Operating Income is defined as operating income, less items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. These items are included in the reconciliation below. Management uses Adjusted Net Sales and Adjusted Operating Income to evaluate performance period over period, to analyze underlying trends in our segments and corporate function and to assess their performance relative to their competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance. The following table illustrates the calculation of Adjusted Operating Income using information found in Note 16, Segment and Geographic Information, to the Consolidated Financial Statements included in the Company's Form 10-Q filed with the Securities and Exchange Commission on August 8, 2018.

Table 12. Adjusted Net Sales and Adjusted Operating Income
(In thousands) (unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
DISTRIBUTION SEGMENT OPERATING INCOME:
Net Sales	$289,523	$278,706	$573,455	$550,324
GAAP Operating income - Distribution segment	13,546	15,657	25,380	27,073
% of GAAP net sales	4.7%	5.6%	4.4%	4.9%
Restructuring and severance costs	150	—	150	—
Adjusted Operating Income - Distribution segment	$13,696	$15,657	$25,530	$27,073
% of net sales	4.7%	5.6%	4.5%	4.9%
AEROSPACE SEGMENT OPERATING INCOME:
Net Sales	$178,606	$170,300	$358,001	$334,623
GAAP Operating income - Aerospace segment	22,741	25,712	45,403	41,742
% of GAAP net sales	12.7%	15.1%	12.7%	12.5%
Restructuring and severance costs	1,804	—	3,497	—
Adjusted Operating Income - Aerospace segment	$24,545	$25,712	$48,900	$41,742
% of GAAP net sales	13.7%	15.1%	13.7%	12.5%
CORPORATE EXPENSE:
GAAP Corporate Expense	(16,937)	(14,828)	(30,772)	(28,805)
CONSOLIDATED OPERATING INCOME:
Net Sales	$468,129	$449,006	$931,456	$884,947
GAAP - Operating income	20,875	26,526	41,599	40,015
% of GAAP net sales	4.5%	5.9%	4.5%	4.5%
Restructuring and severance costs at Distribution	150	—	150	—
Restructuring and severance costs at Aerospace	1,804	—	3,497	—
Gain on the sale of land	(1,520)	—	(1,520)	—
Adjusted Operating Income	$21,309	$26,526	$43,726	$40,015
% of GAAP net sales	4.6%	5.9%	4.7%	4.5%

The following table reconciles our GAAP operating margin outlook for Distribution and Aerospace for 2018 to our Adjusted Operating Margin outlook for Distribution and Aerospace for 2018:

Table 13. Adjusted Operating Income - Outlook
	2018 Outlook
Adjusted Operating Income - Outlook	Low End of Range		High End of Range
Distribution
Net Sales - Outlook	$1,135.0	to	$1,170.0

Operating income - Outlook	54.5	to	58.5
GAAP operating margin - outlook	4.8%	to	5.0%
Restructuring and transition costs	0.6	to	0.6
Restructuring costs as a percentage of sales	0.1%	to	0.1%
Adjusted Operating Income - Outlook	$55.1	to	$59.1
Adjusted Operating Margin - Outlook	4.9%	to	5.1%

Aerospace
Net Sales - Outlook	$755.0	to	$775.0

Operating income - Outlook	119.8	to	124.7
GAAP operating margin - outlook	15.9%	to	16.1%
Restructuring and transition costs	5.5	to	5.5
Restructuring and transition costs as a percentage of sales	0.7%	to	0.7%
Adjusted Operating Income - Outlook	$125.3	to	$130.2
Adjusted Operating Margin - Outlook	16.6%	to	16.8%

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (v) the timely receipt of any necessary export approvals and/or other licenses or authorizations from the U.S. Government; (vi) timely satisfaction or fulfillment of material contractual conditions precedents in customer purchase orders, contracts, or similar arrangements; (vii) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (viii) the successful resolution of government inquiries or investigations relating to our businesses and programs; (ix) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (x) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (xi) the receipt and successful execution of production orders under the Company's existing U.S. government JPF contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (xii) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory and the receipt of orders for new aircraft sufficient to recover our investment in the restart of the K-MAX® production line; (xiii) the accuracy of current cost estimates associated with environmental remediation activities; (xiv) the profitable integration of acquired businesses into the Company's operations; (xv) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and allowing us to capture their planned benefits while maintaining an adequate internal control environment; (xvi) changes in supplier sales or vendor incentive policies; (xvii) the effects of price increases or decreases; (xviii) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze, including the ultimate determination of the U.S. Government's share of any pension curtailment adjustment calculated in accordance with CAS 413; (xix) future levels of indebtedness and capital expenditures; (xx) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xxi) the effects of currency exchange rates and foreign competition on future operations; (xxii) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxiii) the effects, if any, of the UK's exit from the EU; (xxiv) future repurchases and/or issuances of common stock; (xxv) the occurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; and (xxvi) other risks and uncertainties set forth herein and in our 2017 Form 10-K and our Second Quarter Form 10-Q filed August 8, 2018.

Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: James Coogan
V.P., Investor Relations
(860) 243-6342
James.Coogan@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Net sales	$468,129	$449,006	$931,456	$884,947
Cost of sales	332,486	314,513	661,706	626,108
Gross profit	135,643	134,493	269,750	258,839
Selling, general and administrative expenses	114,339	107,952	226,092	218,829
Restructuring costs	1,954	—	3,647	—
Net (gain) loss on sale of assets	(1,525)	15	(1,588)	(5)
Operating income	20,875	26,526	41,599	40,015
Interest expense, net	5,002	6,122	10,354	10,282
Non-service pension and post retirement benefit cost (income)	(3,039)	(866)	(6,068)	(1,585)
Other expense (income), net	361	(69)	19	(228)
Earnings before income taxes	18,551	21,339	37,294	31,546
Income tax expense	3,457	7,881	8,134	11,797
Net earnings	$15,094	$13,458	$29,160	$19,749

Earnings per share:
Basic earnings per share	$0.54	$0.49	$1.04	$0.72
Diluted earnings per share	$0.53	$0.48	$1.03	$0.70
Average shares outstanding:
Basic	27,971	27,557	27,911	27,351
Diluted	28,349	27,842	28,258	28,370
Dividends declared per share	$0.20	$0.20	$0.40	$0.40

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	June 29, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$27,640	$36,904
Accounts receivable, net	250,293	313,451
Contract assets	125,204	—
Contract costs, current portion	3,487	—
Inventories	291,058	367,437
Income tax refunds receivable	3,692	2,889
Other current assets	32,173	27,188
Total current assets	733,547	747,869
Property, plant and equipment, net of accumulated depreciation of $264,224 and $252,611, respectively	188,160	185,452
Goodwill	348,487	351,717
Other intangible assets, net	108,998	117,118
Deferred income taxes	22,998	27,603
Contract costs, noncurrent portion	12,847	—
Other assets	27,157	25,693
Total assets	$1,442,194	$1,455,452
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt, net of debt issuance costs	$8,125	$7,500
Accounts payable – trade	136,140	127,591
Accrued salaries and wages	45,491	48,352
Contract liabilities, current portion	9,928	—
Advances on contracts	—	8,527
Income taxes payable	—	1,517
Other current liabilities	54,462	52,812
Total current liabilities	254,146	246,299
Long-term debt, excluding current portion, net of debt issuance costs	316,168	391,651
Deferred income taxes	7,738	8,024
Underfunded pension	97,356	126,924
Contract liabilities, noncurrent portion	76,330	—
Other long-term liabilities	47,684	46,898
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 29,498,470 and 29,141,467 shares issued, respectively	29,498	29,141
Additional paid-in capital	195,749	185,332
Retained earnings	596,270	587,877
Accumulated other comprehensive income (loss)	(117,349)	(115,814)
Less 1,492,623 and 1,325,975 shares of common stock, respectively, held in treasury, at cost	(61,396)	(50,880)
Total shareholders’ equity	642,772	635,656
Total liabilities and shareholders’ equity	$1,442,194	$1,455,452

KAMAN CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

	For the Six Months Ended
	June 29, 2018	June 30, 2017
Cash flows from operating activities:
Net earnings	$29,160	$19,749
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	21,125	21,309
Amortization of debt issuance costs	899	1,103
Accretion of convertible notes discount	1,282	2,091
Provision for doubtful accounts	445	511
Net gain on sale of assets	(1,588)	(5)
Loss on debt extinguishment	—	137
Net loss (gain) on derivative instruments	467	(337)
Stock compensation expense	3,817	3,707
Deferred income taxes	7,297	6,131
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	32,836	(34,666)
Contract assets	(42,737)	—
Contract costs	(5,480)	—
Inventories	1,782	3,987
Income tax refunds receivable	(803)	1,031
Other current assets	(6,299)	(1,641)
Accounts payable - trade	7,455	1,774
Contract liabilities	74,865	246
Advances on contracts	—	(8,042)
Other current liabilities	(3,172)	(2,171)
Income taxes payable	(3,049)	(414)
Pension liabilities	(23,887)	(10,312)
Other long-term liabilities	(673)	(4,362)
Net cash provided by (used in) operating activities	93,742	(174)

KAMAN CORPORATION AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (In thousands) (unaudited)

	For the Six Months Ended
	June 29, 2018	June 30, 2017
Cash flows from investing activities:
Proceeds from sale of assets	1,712	253
Expenditures for property, plant & equipment	(15,812)	(15,196)
Acquisition of businesses (net of cash acquired)	—	(1,365)
Other, net	(635)	(763)
Net cash used in investing activities	(14,735)	(17,071)
Cash flows from financing activities:
Net (repayments) borrowings under revolving credit agreements	(71,383)	(53,431)
Debt repayment	(3,750)	(3,125)
Proceeds from the issuance of 2024 convertible note	—	200,000
Repayment of 2017 convertible notes	—	(163,654)
Purchase of capped call - 2024 convertible notes	—	(20,500)
Proceeds from bond hedge settlement - 2017 convertible notes	—	58,564
Net change in bank overdraft	2,578	575
Proceeds from exercise of employee stock awards	5,274	4,681
Purchase of treasury shares	(8,824)	(2,718)
Dividends paid	(11,149)	(10,312)
Debt and equity issuance costs	—	(7,348)
Other	(439)	(235)
Net cash (used in) provided by financing activities	(87,693)	2,497
Net decrease in cash and cash equivalents	(8,686)	(14,748)
Effect of exchange rate changes on cash and cash equivalents	(578)	1,309
Cash and cash equivalents at beginning of period	36,904	41,205
Cash and cash equivalents at end of period	$27,640	$27,766

Supplemental disclosure of noncash activities:
Value of common shares issued for unwind of warrant transactions	$7,583	$30,279